Exhibit 99.1

FINISH LINE REPORTS SECOND QUARTER EARNINGS

INDIANAPOLIS— September 21, 2006—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced earnings for the second quarter representing the thirteen weeks ended August 26, 2006.

SECOND QUARTER RESULTS:

Net income for the thirteen weeks ended August 26, 2006 (the “second quarter” or “Q2”) was $9.9 million ($.21 per diluted share) a decrease of 47% versus net income of $18.9 million ($.38 per diluted share) for the thirteen weeks last year ended August 27, 2005 (“Q2 LY”). Diluted weighted average shares outstanding were 47,612,000 for Q2 versus 49,854,000 shares outstanding for Q2 LY.

Net sales decreased 0.9% to $338.6 million for Q2 compared to $341.6 million reported for Q2 LY. Comparable store net sales decreased 6.6% for Q2 as compared to the 1.9% decrease reported for Q2 LY.

YEAR-TO-DATE RESULTS:

Net income for the twenty-six weeks ended August 26, 2006 (“YTD”) was $14.3 million ($.30 per diluted share) a decrease of 55% versus net income of $31.6 million ($.63 per diluted share) for the twenty-six weeks last year ended August 27, 2005 (“YTD LY”). Diluted weighted average shares outstanding were 48,119,000 for YTD versus 49,878,000 shares outstanding for YTD LY.

Net sales decreased 0.8% to $627.7 million for YTD compared to $632.8 million for YTD LY. Comparable store net sales decreased 6.8% for YTD versus a 0.3% decrease reported for YTD LY.

Mr. Cohen stated, “Our diluted income per share for the second quarter of $.21 is at the high end of the range of $.19 - $.21 we announced in our August 24th release. Our sales performance during the Back-To-School selling season was below expectations and more promotional than the previous year, and we expect business to remain challenging during the second half of the fiscal year. While we are aggressively implementing initiatives to improve our performance in the short-term, we continue to be optimistic about Finish Line's long-term growth opportunities.”

Merchandise inventories on a consolidated basis were $322.7 million at August 26, 2006 compared to $280.0 million at Q2 LY. On a per square foot basis, Finish Line store merchandise inventories increased 6% compared to one year ago.

        The Company operated 672 Finish Line stores at August 26, 2006, an increase of 5% over the 639 stores operated one year ago. For the quarter, Finish Line opened 5 new stores, remodeled 6 existing stores and closed 2 stores with retail square footage increasing 4% to 3,761,000 at August 26, 2006 versus 3,605,000 at August 27, 2005.

       The Company opened 11 Man Alive stores during the quarter and as of the end of Q2 operated 76 stores totaling 245,000 square feet. The Company opened 2 Paiva stores during the quarter and as of the end of Q2 operated 6 stores totaling 24,000 square feet.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday, September 22nd. Interested parties may participate in the call by calling 1-706-634-5566 (conference ID# is 4707506). Those interested in listening to the call on the web can do so at www.finishline.com under Investor Relations.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 4707506). This replay will be available commencing at approximately 9:45 ET on Friday, September 22nd and will remain available through September 25th. In addition, the replay will be available on the web at www.finishline.com under Investor Relations.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 674 Finish Line stores in 47 states and online, 79 Man Alive stores in 16 states and 6 Paiva stores in 5 states and online. To learn more about these brands, visit www.finishline.com, www.manalive.com and www.paiva.com.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 26,	August 27,	August 26,	August 27,
	2006	2005	2006	2005
Net sales	$338,635	$341,573	$627,681	$632,840
Cost of sales (including occupancy expenses)	236,810	230,449	439,939	431,042
Gross profit	101,825	111,124	187,742	201,798

Selling, general, and administrative expenses	85,973	81,428	165,599	152,254
Operating Income	15,852	29,696	22,143	49,544

Interest income (net)	150	512	885	1,061
Income before income taxes	16,002	30,208	23,028	50,605
Income taxes	6,081	11,328	8,751	18,977
Net income	$9,921	$18,880	$14,277	$31,628
Diluted weighted average shares outstanding	47,612	49,854	48,119	49,878
Diluted net income per share	$0.21	$0.38	$0.30	$0.63

Dividends declared per share	$0.025	$0.025	$0.05	$0.05

Number of stores open at end of period:
Finish Line			672	639
Man Alive			76	38
Paiva			6	--

Condensed Consolidated Balance Sheet

	August 26,	August 27,	February 25,
ASSETS	2006	2005	2006
	(Unaudited)	(Unaudited)

Cash, cash equivalents and marketable securities	$40,291	$119,980	$96,563
Merchandise inventories, net	322,732	279,954	268,590
Other current assets	21,873	26,933	16,374
Property and equipment, net	242,455	207,227	221,182
Other assets	28,915	15,088	25,107
Total assets	$656,266	$649,182	$627,816

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$166,830	$178,280	$142,415
Deferred credits from landlords	59,978	53,001	56,859
Shareholders' equity	429,458	417,901	428,542
Total liabilities and shareholders' equity	$656,266	$649,182	$627,816

Investor Relations Contact:
The Finish Line, Inc., Indianapolis
Kevin S. Wampler, 317/899-1022 ext 6914
Executive Vice President - Chief Financial Officer

Media Requests Contact:
Elise Hasbrook, 317/899-1022 ext 6827
Corporate Communications Manager